Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153 - media	April 20, 2006
Bradley Adams
(513) 534-0983 – analysts

Fifth Third Hires Chief Financial Officer

Cincinnati – George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third Bancorp today announced the selection of Christopher G. Marshall as the company’s new Chief Financial Officer.

Marshall, 46, serves on Bank of America’s Management Operating Committee and is a senior executive for the company’s Global Consumer and Small Business segment. Prior to this position, Marshall was responsible for the daily operations for Bank of America’s more than 6,000 banking centers. Previously, he was the CFO for Bank of America’s Consumer Products businesses, including credit and debit cards, mortgage, insurance, and online banking. Marshall began his career at Bank of America in 2001 as CFO of Technology and Operations, Global Treasury and e-commerce. In 2002 he was named Chief Operations Officer for Technology and Operations while retaining his finance responsibilities. He will assume his new role at Fifth Third in late May.

“We are excited to have Chris join Fifth Third given his banking experience, leadership capabilities and broad business background having served as a CFO in a number of businesses,” said Schaefer.

“While we are excited about Chris joining the Bank, I want to personally thank our current CFO Mark Graf for his years of service to Fifth Third and for his help and support during the past few months as we searched for his successor,” said Schaefer. Graf announced his resignation as CFO for Fifth Third Bancorp last fall.

Prior to joining Bank of America, Marshall was Chief Operating Officer and CFO for Global Business Services of Honeywell International. Before that he was CFO for AlliedSignal Technology Services Corporation.

“I am confident that Fifth Third is well-positioned to build on its history as one of the country’s most admired regional banks,” said Marshall. “I am honored and excited to be part of the leadership team that will make that happen.”

Marshall serves on the Advisory Board of Falfurrias Capital Partners, and is a member of the Board of Trustees for Charlotte’s Mint Museum. Marshall has a Bachelor of Arts degree in Business Administration from the University of Florida and an MBA from Pepperdine University. He and his wife, Leigh Ann, have three daughters.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.0 billion in assets, operates 19 affiliates with 1,132 full-service Banking Centers, including 120 Bank Mart® locations open seven days a week inside select grocery stores and 2,025 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2006, has $203 billion in assets under care, of which it manages $33 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”